Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-258506
Prospectus Supplement No. 12
(To Prospectus dated April 27, 2022)

OWLET, INC.

This prospectus supplement updates, amends and supplements the prospectus dated April 27, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-258506). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 22, 2022 (except for the portion of the Current Report on Form 8-K furnished pursuant to Item 7.01 thereof and the corresponding exhibit thereto not filed with the SEC), which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Owlet, Inc.’s common stock and warrants are listed on the New York Stock Exchange under the symbols “OWLT” and “OWLT WS.” On December 22, 2022, the closing price of our common stock was $0.72, and the closing price of our warrants was $0.06.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 6 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 22, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2022
OWLET, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39516	85-1615012
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3300 North Ashton Boulevard, Suite 300, Lehi, Utah 84043
(Address of principal executive offices) (Zip Code)
(844) 334-5330
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	OWLT	New York Stock Exchange
Warrants to purchase Common Stock	OWLT WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 7.01    Regulation FD Disclosure.

On December 22, 2022, the Company issued a press release announcing that the U.S. Food and Drug Administration has accepted for substantive review the Company’s de novo classification request seeking over-the-counter regulatory clearance for a software-as-a-medical device (SaMD) called Health Notifications. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including the Exhibit 99.1 furnished hereunder, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. Furthermore, the information in this Item 7.01, including the Exhibit 99.1 furnished hereunder, shall not be deemed incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Item 9.01.     Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Press release issued by Owlet, Inc. on December 22, 2022.

104	Cover Page Interactive Data file (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWLET, INC.

Date: December 22, 2022	/s/ Kathryn R. Scolnick
Kathryn R. Scolnick
Chief Financial Officer